UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2008

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21858	77-0056625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Flynn Road, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 13, 2008, Kevin J. Wiley was appointed as Interlink’s Chief Executive Officer. Mr. Wiley will replace John A. Buckett, II, who has served as interim Chief Executive Officer since January 4, 2008.

Prior to joining Interlink, Mr. Wiley, 48, served as Chief Executive Officer of Woosh Wireless, a competitive broadband access provider operating a broadband wireless network in New Zealand, from October 2006 to February 2008. From January through December 2005, Mr. Wiley served as Vice President, Mergers and Acquisitions and then as Vice President, Regional Mobile of Cable & Wireless. In his capacity as Vice President, Mergers and Acquisitions, Mr. Wiley was responsible for all business development activities in the company’s Caribbean region. In his capacity as Vice President, Regional Mobile, Mr. Wiley was responsible for the mobile business in the Caribbean region, which included driving customer growth and financial performance. Prior to joining Cable & Wireless, Mr. Wiley was a consultant to Clarity Wireless from February to December 2004, where he provided business development services, including determining the viability of developing a broadband wireless business in European and Asian markets and managing investment transactions. Mr. Wiley was employed with Next Level Communications, a Motorola company, as Vice President of Sales and then as Vice President of Business Development, from April 2001 through April 2003. Mr. Wiley earned a BSBA in Finance and Management from Creighton University in 1982.

Mr. Wiley will receive an annual salary of $200,000, will be entitled to an annual performance-based bonus up to 30% of his annual salary and may earn an additional bonus upon the accomplishment of certain strategic objectives. Mr. Wiley is entitled to participate in Interlink’s employee benefits package, which includes medical insurance, life insurance and company-matching 401(k) contributions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2008

INTERLINK ELECTRONICS, INC.

By	/s/ CHARLES C. BEST
Charles C. Best
Chief Financial Officer